EXHIBIT 23(l)
                             PURCHASE AGREEMENT


The Gabelli Blue Chip Value Fund (the "Fund"), a Delaware business trust, and Gabelli Asset Management Inc. (the "Buyer") hereby agree as follows:


      1. The Fund hereby offers the Buyer and the Buyer hereby purchases 10,000 shares of the Fund's Class AAA Shares (the "Shares") at a price of $10.00 per Share. The Shares are the "initial Class AAA Shares" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Fund hereby acknowledges receipt from the Buyer of funds in the amount of $100,000 in full payment for the Shares.

      2. The Buyer represents and warrants to the Fund that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

      3. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.

      4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of August, 1999.



Attest:                             THE GABELLI BLUE CHIP VALUE
                                    FUND


James E. McKee                      By:/s/ Bruce Alpert
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Attest:                             GABELLI ASSET MANAGEMENT
                                    INC.


James E. McKee                      By:/s/ Bruce Alpert
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